Exhibit 99.1
News Release
Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release:	Immediately
Date:	January 3, 2023
Contact:	Ryan Burke
(818)244-8080, Ext. 1141

Tom Boyle, Public Storage Chief Financial Officer, to Also Serve as Chief Investment Officer

GLENDALE, California—Public Storage (NYSE:PSA), the nation’s leading owner, acquirer, developer, and operator of self-storage properties, announced today that Tom Boyle, the Company’s Chief Financial Officer, has been appointed to also serve as its Chief Investment Officer, effective January 1, 2023. In addition to his role as Chief Financial Officer, Mr. Boyle’s responsibilities as Chief Investment Officer will include development, redevelopment, acquisitions, asset management, and third-party management.

“We are pleased to have Tom serve as the Company’s Chief Investment Officer, as well as our Chief Financial Officer,” said Joe Russell, the Company’s President and Chief Executive Officer. “Tom is an exceptional leader and has been instrumental in diversifying our Company’s capital structure and laying a strong financial foundation for growth. Tom has also played a critical role in our capital allocation and investment decisions, and as Chief Investment Officer, Tom will continue to leverage his deep experience in finance and real estate and our industry-leading balance sheet to advance our four-factor external growth strategy to create long-term value for our shareholders.”

Mr. Boyle joined Public Storage in 2016, serving as Chief Financial Officer, Operations, until his appointment as the Company’s Chief Financial Officer in 2019. Prior to joining Public Storage, Mr. Boyle served in roles of increasing responsibility with Morgan Stanley since 2005, from analyst to his last role as Executive Director, Equity and Debt Capital Markets. Mr. Boyle holds a Bachelor of Arts in Economics from the University of Notre Dame.
Company Information
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At September 30, 2022, we had: (i) interests in 2,836 self-storage facilities located in 40 states with approximately 202 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR), which owned 259 self-storage facilities located in seven Western European nations with approximately 14 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
Additional information about Public Storage is available on the Company’s website at PublicStorage.com.
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